                                                                  EXHIBIT 99.2

                                HBO & Company
                         301 Perimeter Center North
                           Atlanta, Georgia 30346
                               (770) 393-6000


                                June 10, 1996



Mr. Mark Schonau
Chief Financial Officer,
 Secretary and Treasurer
CyCare Systems, Inc.
7001 North Scottsdale Road
Suite 1000
Scottsdale, Arizona  85253-3644


Dear Mark:

     In connection with the Agreement of Merger (the "Merger Agreement"), dated as of May 18, 1996, among CyCare Systems, Inc. ("CyCare"), HBO & Company ("HBOC"), and HBO & Company of Georgia ("HBOG"), this letter confirms the agreement of CyCare, HBOC, and HBOG to the following:

     1. Pursuant to Section 2.1.7(a) of the Merger Agreement, HBOC agreed to assume, among other things, the Existing LTI Options. HBOC hereby confirms that, subject to Section 2 below, HBOC's obligations to assume all of the Existing LTI Options will be deemed to include all of the options listed on
Exhibit 3.3 to the Merger Agreement, whether or not (a) those options were granted before or after CyCare's stockholders approved the amendment and restatement of the CyCare Systems, Inc. Stock Option Plan (the "Original Plan") on May 16, 1995, or (b) the Original Plan is deemed to have continuing validity with respect to those options issued before May 16, 1995, provided in no event shall options be assumed for more than the number of shares as shown on Exhibit 3.3.

     2. On or before the date of the mailing of the proxy statement and prospectus to be included with the Registration Statement to CyCare's stockholders. CyCare will enter into an agreement, substantially in the form of EXHIBIT A hereto, with each of the individuals who were granted options before May 16, 1995, except Dr. Schamadan whose option shall be exercised prior to June 12, 1996.

     3. All references in the Merger Agreement to the Long-Term Incentive Plan shall be deemed to include the Original Plan prior to May 16, 1995 and all references to Existing LTI Options shall include options granted under the Original Plan.

Mr. Mark Schonau
June 10, 1996
Page 2


     4. The parties agree that the written elections referred to in Section 2.1.7(d) must be received by the Acquired Company and forwarded to Parent immediately prior to the stockholders meeting referenced therein, rather than fifteen (15) days prior thereto.

     Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to those terms in the Merger Agreement.

                                     Sincerely,

                                     HBO & Company
                                     HBO & Company of Georgia


                                     /s/ Jay P. Gilbertson
                                     Jay P. Gilbertson
                                     Senior Vice President




Agreed to:

CyCare Systems, Inc.


/s/ Mark Schonau
Mark Schonau
Chief Financial Officer, Secretary and Treasurer